Exhibit 99.1

Oasis Petroleum Inc. Announces Select Operational Results, Preliminary Financial Results and Reserve
Information for 2015 and Its Preliminary 2016 Outlook

Houston, Texas - January 28, 2016 - Oasis Petroleum Inc. (NYSE: OAS) (“Oasis” or the “Company”) today announced select 2015 operational results, preliminary financial results and reserve information for 2015, and provided its preliminary 2016 outlook.

2015 Highlights

•
Increased average daily production 11% year-over-year to 50,477 barrels of oil equivalent per day (“Boepd”) in 2015 and increased fourth quarter of 2015 production to 50,652 Boepd, which exceeded the high-end of the Company’s guidance of 49,000 Boepd.

•
Completed and placed on production 80 gross (62.4 net) operated wells during 2015 and 16 gross (10.7 net) operated wells during the fourth quarter of 2015. As of December 31, 2015, the Company had 85 gross operated wells awaiting completion.

•	Capital expenditures ("CapEx") ranged between $605 million and $615 million for the year ended December 31, 2015 compared to the Company’s $670 million plan.

•	Ended the year with $138 million of borrowings drawn under the Company’s $1,525 million revolving credit facility compared to $180 million drawn at September 30, 2015.

“Oasis performed exceedingly well in 2015 in the face of a challenging macro environment and was free cash flow positive again in the fourth quarter of 2015,” said Thomas B. Nusz, Oasis' Chairman and Chief Executive Officer. “Our organization has done a great job. Through our high intensity completions we have seen well results continue to improve while, at the same time, well costs have continued to decline with operational improvement and service cost optimization. Production output continues to exceed expectations as a result of solid execution. CapEx was approximately 9% below our $670 million plan for 2015. The momentum on well results and cost structure translates into a lower preliminary capital plan for 2016, including $180 to $230 million for drilling and completions, $45 million for other non-midstream capital, and $20 million for capitalized interest. We also expect to invest approximately $140 million of midstream capital to primarily continue to develop Wild Basin infrastructure. However, the Wild Basin project may be contingent upon securing external funding.”

Mr. Nusz added, “We expect our cash flow in 2016 to be supported by production ranging from 46,000 to 50,000 Boepd and, like our CapEx program, will be dependent upon allocation between operational and financial alternatives. We expect 2016 LOE of approximately $7.75 to $8.50 per Boe, and currently have hedges in place on approximately 60% of our estimated 2016 oil volumes at an average WTI price of $53.36. We are projecting that 2016 cash flow from Adjusted EBITDA less cash interest will cover our CapEx plan, excluding midstream, at approximately $35 per barrel WTI.”

Increasing Core Inventory
Oasis continues to pursue opportunities to increase core inventory through trades and acquisitions. The Company is in advanced dialogues with numerous parties with non-operated positions inside of Oasis’ core operated blocks. Oasis closed on an acquisition in Wild Basin in late 2015 and expects to close on several additional trade opportunities that in aggregate would increase the Company’s core acreage by approximately 5,000 net acres. The acquisition and additional working interest enhances the efficiency of the Company’s core position and accounts for approximately $90 million of capital included in the preliminary drilling and completion budget in 2015 and 2016.

Select Financial Update for 4Q 2015 and Year End 2015
Oasis is providing select preliminary unaudited financial results for the fourth quarter and fiscal year 2015. Oasis has prepared the preliminary financial data presented below based on the most current information available to management. The Company’s normal financial reporting processes with respect to the preliminary financial data have not been fully completed, and PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. As a result, the Company’s actual financial results could be different from this preliminary financial data, and any differences could be material. The following table provides the Company’s preliminary estimates for oil prices and differentials and natural gas prices for the fourth quarter of 2015:

4Q15
WTI (NYMEX)	$42.07
Realized Price for Oil	$37.67 - $37.87
Oil Differential	10.0% - 10.5%
Natural Gas ($ per mcf)	$1.85 - $2.10

During the fourth quarter of 2015, Oasis produced 50,652 Boepd, of which 85.5% was oil. Oasis had net cash settlement receipts from derivative instruments of $79.0 million in the fourth quarter of 2015, including receipts from contract settlements in September 2015, October 2015 and November 2015. The Company's derivative instruments do not qualify for and were not designated as hedging instruments for accounting purposes.

The following table provides Oasis’ preliminary expense estimates for the fourth quarter of 2015 and full year of 2015 compared to prior guidance:

	4Q15	FY15	Prior Guidance
Metric
LOE ($/boe)	$6.80 to $7.00	$7.80 to $7.90	$8.00 to $8.50
Marketing, transportation and gathering expenses (1)	$1.45 to $1.65	$1.55 to $1.65	$1.50 to $1.80
G&A ($ in millions)	$25.0 to $26.5	$92.2 to $93.7	$90 to $95
Production taxes (% of oil and gas revenues)	9.8% to 10.0%	9.6% to 9.7%	9.0% to 10.0%

1)	Excludes non-cash valuation charges on pipeline imbalances and linefill.

Additionally, as a result of the current commodity price environment, the Company expects to recognize non-cash impairment charges ranging from $20.0 million to $22.0 million during the fourth quarter of 2015 related to both its proved and unproved oil and natural gas properties. The Company does not currently expect to recognize additional impairment charges related to its proved oil and natural gas properties as of December 31, 2015; however, in future periods, as different commodity prices are applied to Oasis’ proved property impairment analyses, the Company may recognize additional impairment charges, and those amounts may be material.

Estimated Net Proved Reserves
The Company’s estimated net proved reserves and related PV-10 at December 31, 2015 are based on reports prepared by DeGolyer and MacNaughton, independent reserve engineers. In preparing its reports, DeGolyer and MacNaughton evaluated properties representing all of the Company’s PV-10 at December 31, 2015 in accordance with rules and regulations of the Securities and Exchange Commission (“SEC”) applicable to companies involved in oil and natural gas producing activities. The following reserve information does not give any effect to or reflect Oasis’ commodity hedges and utilizes an average WTI oil price of $50.16 per barrel and an average natural gas price of $2.63 per MMBtu. These prices were adjusted by lease for quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the wellhead. All of the Company’s estimated proved undeveloped reserves at December 31, 2015 are expected to be developed within the next five years. Oasis’ estimated net proved oil and natural gas reserves at December 31, 2015 were 218.2MMBoe and consisted of 184.9 million barrels ("MMBbls") of oil and 199.8 billion cubic feet ("Bcf") of natural gas. The table below summarizes the Company’s estimated net proved reserves and related PV-10 at December 31, 2015:

	December 31, 2015
	Net Estimated Reserves (MMBoe)	PV-10 (1) (in millions)
Proved Developed	147.6	$1,812.1
Undeveloped	70.6	$210.6
Total Proved	218.2	$2,022.7

1)
PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effect of income taxes on discounted future net cash flows.

Hedging Activity
As of January 28, 2016, the Company had the following outstanding commodity derivative contracts, all of which are priced relative to WTI and settle monthly:

Type	Swap Price	Bopd
2016 Swaps
First Half	$54.20	28,000
Second Half	$51.40	25,000
2017 Swaps
Full Year	$49.25	6,000

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company's drilling program, production, derivatives activities, capital expenditure levels, estimated proved reserves and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include changes in oil and natural gas prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Oasis Petroleum Inc.
Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston Basin. For more information, please visit the Company’s website at www.oasispetroleum.com.

Contact:
Oasis Petroleum Inc.
Richard Robuck, (281) 404-9600